Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of ChinaNet Online Holdings, Inc. on Form S-8 (file No. 333-178269) and Form S-8 (file No. 333-206979) of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated April 15, 2019, with respect to our audits of the consolidated financial statements of ChinaNet Online Holdings, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of ChinaNet Online Holdings, Inc. for the year ended December 31, 2018.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, NY

April 15, 2019

NEW YORK OFFICE   •   7 Penn Plaza   •   Suite 830   •   New York, New York   •   10001

Phone 646.442.4845   •   Fax 646.349.5200   •   www.marcumbp.com